Exhibit 10.1

January 17, 2008

Mr. George de Urioste
[Address]

Dear George,

It is our pleasure to offer you the position of Interim Chief Financial Officer with Marvell Technology Group, Ltd. (“the Company”), at a salary of 64,000 USD per month for six months. In addition, in your first paycheck after beginning employment you will be paid a sign-on bonus of 50,000 USD, less applicable withholdings.  This sign-on bonus will be subject to repayment as described below.  You will report directly to Sehat Sutardja.

You will be recommended for a restricted stock unit award with respect to 25,000 shares of Common Stock of Marvell (the “Award”), subject to federal and state securities law restrictions.  The Award shall be effective on the date Marvell’s stock option committee meets to approve the Award, and shall vest at the rate of 50% after three months of employment with the Company and 1/6th after the completion of each additional month of employment with the Company thereafter over the next three (3) months.  The Award will be subject to your return to the Company of a completed, signed Restricted Stock Unit Agreement.

Should Marvell hire a non-interim CFO prior to the end of the six-month period, for the remainder of the six-month period you will be assigned tasks appropriate for your background and qualifications at the discretion of the CEO and non-interim CFO.  Should your employment with Marvell be terminated for cause (as defined on Attachment A), you will receive no further cash payments, your Award vesting will cease on your termination date and you will forfeit all rights to any portion of the Award that was unvested on your termination date.  Should your employment with Marvell be terminated by the Company without cause, you will be paid, within thirty days of your termination date, a lump sum payment equal to any unpaid cash payments that would have been made to you during the six-month employment period and you will not be required to work further.  In addition, any remaining unvested portion of the Award will vest on your termination date.  However, should you decide to voluntarily terminate your employment, you will receive no further cash payments, your Award vesting will cease on your termination date and you will forfeit all rights to any portion of the Award that was unvested on your termination date.

Should you chose to terminate your employment, or should your employment be terminated for cause, prior to the end of the six-month period, you will be required to repay a percentage of your sign-on bonus equal to the percentage of the Award that is forfeited upon the termination of your employment.

In addition, the Company shall provide you with an indemnification agreement.  The form of Indemnification Agreement attached hereto as Attachment B will be submitted to the Company’s Board of Directors for approval.

In accordance with the Immigration Reform and Control Act of 1986, it will be necessary for you to submit documents to Human Resources evidencing both your employment authorization and identity within three (3) business days of your date of hire.  Acceptable documents include, but are not limited to:

•                  A valid driver’s license and social security card, or

•                  A passport (current or expired), and

•                  Immigration and Naturalization Service documents (if applicable).

During your employment, you will be subject to all employment policies the Company has or adopts.

Please note your offer is contingent upon:

•                  Successful completion of a routine background investigation and reference checks;

•                  The Company’s receipt of a signed Confidential Information and Invention Assignment Agreement from you; and

•                  Completion of visa and license requirements, if applicable, as set forth above.

Marvell Semiconductor, Inc. is an exciting company whose mission is to be the leading provider of high performance and high value-added mixed-signal integrated circuits for the computer, storage, communications and multimedia markets.  We look forward to your acceptance as we believe you will be an important addition to our team in achieving our near and long term objectives.

This letter (if accepted) and Attachments A and B constitute the entire agreement between you and the Company regarding the terms of your employment, and supersedes any prior representations or agreements, whether written or oral, concerning the terms of your employment.  This letter may not be modified or amended except by a signed written agreement signed by the Chief Executive Officer of the Company.

To accept this offer, please sign below and return the letter to your recruiter, Alice Young. This offer expires one (1) week from the date of this letter.  The other copy of this letter is for your records.

Sincerely,

/s/ Sehat Sutardja

Sehat Sutardja
President and Chief Executive Officer

Attachment A — Definition of Cause

Attachment B — Form of Indemnification Agreement

Accepted By:

/s/ George de Urioste	January 22, 2008	January 23, 2008
George de Urioste	Date Signed	Start Date

Attachment A

Definition of Cause

For purposes of this letter, “cause” will mean:

(i)             Your willful and continued failure to perform the duties and responsibilities of your position after you have been delivered a written demand for performance from the Company’s Chief Executive Officer which describes the basis for his belief that you have not substantially performed your duties and provides you with thirty (30) days to take corrective action;

(ii)          Any act of personal dishonesty taken by you in connection with your responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in your substantial personal enrichment;

(iii)       Your conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv)      A breach of any fiduciary duty owed to the Company by you that has a material detrimental effect on the Company’s reputation or business;

(v)         You being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability);

(vi)      You (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”).  However, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation will not constitute “cause”; or

(vii)   Your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this letter or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the Company under this letter, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

Attachment B

Form of Indemnification Agreement